FREE WRITING PROSPECTUS Dated March 6, 2018	Filed Pursuant to Rule 433 Registration No. 333-210865 Registration No. 333-210865-04

$800.568mm World Omni Auto Lease (WOLS) 2018-A

Jt-Leads: BofAML (str), MUFG, Wells

Co-Mgrs : BB&T,Comerica,Mizuho,Regions,SunTrust

CLS	($MM)	WAL	MDY/FTCH	Win	E.Final	L.Final		SPRD	YLD	CPN	$PRICE
A-1	97.000	0.21	P-1/F-1+	1-5	8/18	3/15/19	YLD		1.950		$100.0000
A-2	292.000	1.13	Aaa/AAA	5-22	1/20	11/16/20	EDSF	+25	2.610	2.59	99.99345
A-3	291.000	2.14	Aaa/AAA	22-29	8/20	7/15/21	ISWP	+31	2.853	2.83	99.98717
A-4	80.774	2.46	Aaa/AAA	29-30	9/20	5/15/23	ISWP	+38	2.963	2.94	99.98843
B	39.794	2.57	Aa2/AA	30-31	10/20	5/15/23	ISWP	+49	3.087	3.06	99.98186

BILL & DELIVER: BofAML	BBG TICKER: WOLS 18-A
REGISTRATION: SEC Registered	EXPECTED RATINGS: Moody's/Fitch
EXPECTED SETTLE: 3/14/18	FIRST PAY DATE: 4/16/18
ERISA ELIGIBLE: YES	PXG SPEED: 75% PPC to Maturity
DENOMS: $1k x $1k	INTEXNET: baswols18a YYUJ
DEALROADSHOW: www.dealroadshow.com WOLS2018

CUSIP:

A-1	98161Y AA2
A-2	98161Y AB0
A-3	98161Y AC8
A-4	98161Y AD6
B	98161Y AE4

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.